EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
               ENTERS INTO A STIPULATION AND CONSENT DECREE WITH
                     THE SECURITIES AND EXCHANGE COMMISSION

TELFORD, Pa.--(BUSINESS WIRE)--June 5, 2003--Environmental Solutions Worldwide Inc. (ESW) (OTCBB:ESWW), announced today that the United States District Court, District of Columbia issued an Order on June 3, 2003 confirming the Stipulation and Consent heretofore voluntarily agreed upon by the company and the Securities and Exchange Commission (Commission) permanently enjoining the company from engaging in transactions, acts or practices which would constitute a violation of the securities law. The company, in entering into the Stipulation and Consent, neither admitted nor denied any of the allegations in the Commission's complaint. The company was not required to pay any monetary fines in connection with the Stipulation of Consent and Judgment.


John A. Donohoe, Jr., ESW's Chairman, Chief Executive Officer and President, commented, "the Company and our entire management team is very pleased that this matter has finally been resolved. The uncertainty and rumors that have circulated over this matter have been both a distraction and detriment to our customers, employees and shareholders, since this process began. We are excited to have this behind us, and for the Company to now be able to more acutely focus our efforts in carrying out the elements of our advertised business plans."

In a related matter, Mr. Bengt Odner ESW's former Chairman & CEO and current director has also resolved all SEC claims against himself.

Additional information related to the consent and final judgment as related to the company and Mr. Odner can be obtained at the Commission's website at HTTP://WWW.SEC.GOV/LITIGATION.


ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.
With headquarters in Telford, Pennsylvania Environmental Solutions Worldwide is a publicly traded company engaged through its subsidiaries in the design, development, manufacture and sale of environmental technologies currently focused on the international automotive and transportation industries. ESW manufactures and markets a line of catalytic emission control products and catalytic conversion technologies for a multitude of applications.

For updated information, please visit the Company's Web site at:
WWW.CLEANERFUTURE.COM.
---------------------


SAFE HARBOR
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.



                          FOR MORE INFORMATION CONTACT:
                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                         David Johnson at 1-905-850-9970
                           djohnson@cleanerfuture.com

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